October 21, 2009

Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, DC 20549

RE: Dragon Pharmaceutical Inc. (Commission File Number 000-27937)

Dear Sirs:

We have read Item 4.01 of Form 8-K dated October 9, 2009, of Dragon Pharmaceutical Inc. and:

▪	We are in agreement with the statement contained in the second paragraph on page two except that our report was modified to reflect a going concern uncertainty.

▪	We are in agreement with the statements contained in the fourth, fifth and sixth paragraphs on page two therein.

In addition, we have no basis to agree or disagree with the other statements of the registrant contained therein.

Sincerely,

Ernst & Young LLP

Chartered Accountants

Vancouver, Canada